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                                      AGREEMENT


THIS AGREEMENT is made as of this twenty-sixth day of March 1996, between VITAFORT INTERNATIONAL CORPORATION, a Delaware corporation, with its principal offices at 1800 Avenue of the Stars, Suite 480, Los Angeles, California 90067 (hereinafter "Vitafort" or the "Company"), and Eloy L. Ellis, an individual.


                                       RECITALS

    WHEREAS, Eloy L. Ellis is employed as an executive of Vitafort in the normal course of business (hereinafter the "Employment Relationship") ; and

    WHEREAS, Eloy L. Ellis has voluntarily deferred a portion of his salary since April 1995, the accrued total of deferred wages as of January 31, 1996 being $3,300.00 and

    WHEREAS, the Board of Directors has ratified and approved an offer for Management and selected consultants to convert all deferred fees from November 1995 through January 1996 into equity at the same rate as the Private Placement that closed on January 29, 1996 (One share of Vitafort International Corporation common stock for each 15 CENTS of deferred salary, plus 1/2 warrant to purchase a share of common stock at 221/2 CENTS and 1/2 warrant to purchase a share of common stock at 30 CENTS).

    WHEREAS, Eloy L. Ellis and Vitafort desire to pay the deferred fees by offsetting the amount due Eloy L. Ellis against a comparable purchase of equity in Vitafort.

    NOW THEREFORE, and in consideration for the foregoing facts and mutual covenants and agreements contained in this Agreement, the parties agree as follows:

1.       INCORPORATION OF RECITALS
         The Recitals above stated are incorporated by reference as if fully set forth herein.

2.       PURCHASE OF EQUITY/PAYMENT OF DEFERRED FEES
         The parties agree that the purchase of twenty two thousand (22,000) shares of common stock, eleven thousand (11,000) A warrants, and eleven thousand (11,000) B warrants identical to those issued in the Private Placement Equity Offering shall be fully paid in all respects
         (a) by offsetting the purchase against the fees Vitafort owes Eloy L. Ellis as of January 31, 1996, and (b) Eloy L. Ellis shall have no further liability under and pursuant to payment.

3.       ACKNOWLEDGMENT OF PAYMENT AND RELEASE
         Vitafort acknowledges that it has been paid the full for the equity purchase amount and Eloy L. Ellis acknowledges that he has been paid an equal amount to be applied against fees owed Eloy L. Ellis for
         1995.    Vitafort  releases  and  discharges  Eloy L. Ellis  and  his successors, executors, administrators, heirs and assigns from any liability with respect to the purchase cost. It is expressly understood and agreed by Vitafort that the release referred to in this paragraph extends to all claims, whether known or unknown or suspected. Vitafort hereby waives the provisions of Civil Code Section 1542 which provides:


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              "A general release does not extend to claims which the
              creditor does not know or suspect to exist in his favor at the time of executing the release which, if known by him, must have materially affected the settlement with the debtor."

4.       REPRESENTATIONS BY THE PARTIES
         Each of the parties warrants and represents to the other party that neither of them has assigned, sold or transferred, or purported to assign, sell or transfer, to any person not a party to this agreement
         any matter, or part of any matter, covered by this Agreement.   Each
         of the parties agrees to indemnify and hold harmless the other party from and against any claim, demand, damage, debt, liability, cost, expense, lien, action or cause of action, including attorneys' fees and costs based upon or arising out of any breach of any warranty or representation.


         Eloy L. Ellis confirms he has read and understands the content of the subscription agreement prepared for the Private Placement Offering.

         Vitafort agrees to register the shares purchased, and the shares underlying the warrants, as part of the very next registration using S1, S3, or S8 filings with the SEC.

5.       MODIFICATION
         No variation, amendment or modification of this Agreement or waiver of any of the terms or provisions thereof shall be deemed valid unless in writing as an amendment hereto signed by the parties hereto.

6.       NO ASSIGNMENT OF CLAIMS
         Each releasing party represents and warrants to each released party that it has not heretofore voluntarily, by operation of law or otherwise, assigned, transferred, encumbered or conveyed or purported to assign, transfer, encumber or convey to any person or entity any claim, debt, demand, liability, obligation, account, reckoning, cost, expense, lien, action or cause of action purportedly released pursuant to Paragraph 7 of this Agreement. Each party hereto shall defend and indemnify the other party hereto for any breach of the aforementioned representations and warranties.

7.       INTEGRATION
         This Agreement constitutes the entire agreement and sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, covenants, arrangements, communications, correspondence, representations or warranties, whether oral or written, and this Agreement may not be modified, amended or terminated except by a writing signed by Vita fort, Eloy L. Ellis, and any other party to be charged.

8.       EXECUTION OF ADDITIONAL DOCUMENTS
         The parties hereto agree to execute such additional documents as may be necessary to implement the terms of this Agreement


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9.       INTEGRITY OF AGREEMENT
    (a) The terms of this Agreement are contractual and not mere recital. This Agreement is the result of negotiation between the parties, each of whom has participated in the drafting hereof through its or his respective attorneys.

    (b) This Agreement has been carefully reviewed by each party, with full understanding thereof, and voluntary execution thereof without duress or coercion is hereby acknowledged.

    (c) Each party hereto agrees that it or he will not take any action which would interfere with the performance of this Agreement by any other party hereto or which would adversely affect any of the rights provided for herein.


    (d) Each party hereto covenants and agrees not to bring any claim, action, suit or proceeding against any other party hereto, directly or indirectly, regarding any of the released claims, and each party further covenants and agrees that this Agreement is a bar to any such claim, action, suit or proceeding. However, this subparagraph shall not bar any claim, action, suit or proceeding to enforce or interpret, on this Agreement arising out of the obligations of any party provided herein.

10.      HEIRS, SUCCESSORS AND ASSIGNS
         This Agreement shall inure to the benefit of, and shall be binding upon the heirs, successors and assigns of the parties hereto, and each of them.

11.      SEVERABILITV
         In the event that any material provision of this Agreement should be held to be voidable or unenforceable, the remaining portions hereof shall remain in force and effect.

12.      GOVERNING LAW/VENUE/SERVICE JURISDICTION
    (a) This Agreement shall be construed in accordance with, and shall be governed by the laws of the State of California.

    (b) Venue for any litigation or arbitration arising out of any claim or dispute to enforce or interpret this Agreement shall be in the County of Los Angeles, State of California.

    (c) Vitafort and (Name) each agrees to submit to the jurisdiction of all Federal and State Courts in the State of California.

13.      ATTORNEYS' FEES AND COSTS
         In the event of any dispute arising out this Agreement or to enforce any of its terms, the prevailing party in any legal proceeding shall be entitled to recover all costs incurred in connection therewith, including but not limited to reasonable attorneys' fees.

14.      INDEMNIFICATION
         The parties agree to defend and indemnify each other from any claims made, arising out of or in connection with any breach of the representations or agreements contained in this Agreement.

15.      GENDER/PARAGRAPH HEADINGS
         As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural number shall each be deemed to include the others whenever the context so indicates.


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16.      REPRESENTATIVE CAPACITY
         Each person executing this Agreement in a representative capacity represents and warrants that he or she is empowered to do so. Each corporate entity executing this Agreement represents and warrants that its Board of Directors has resolved to execute this Agreement.

17.      NOTICES
         For purposes of notice to any party pursuant to this Agreement, notice shall be in writing and may be made by personal service or telefax, and deemed completed on the date of delivery or telefax, or by U.S. Mail, and deemed completed three business days after deposit in the mail.

                   Notice to the Vitafort shall be to:

                        1800 Avenue of the Stars
                        Suite 480
                        Los Angeles, California  90067
                        Telefax (310) 556 1227

                   Notice to Eloy L. Ellis shall be to:

                        635 North Canyon Boulevard
                        Monrovia, CA  91016-1709

         Changes of any of the foregoing addresses or telefax numbers may be effected by providing written notice of same pursuant to this Paragraph 18.

18.      Counterparts
         This Agreement may be executed in counterparts and transmitted via facsimile, and each such counterpart shall be deemed to be an original executed document.

19.      Execution
         THIS AGREEMENT HAS BEEN CAREFULLY READ, REVIEWED, EVALUATED AND UNDERSTOOD BY EACH OF THE UNDERSIGNED, AND IS HEREBY AGREED UPON.


IN WITNESS WHEREOF, we have set our hands and seals as of the day and year first above written.


VITAFORT INTERNATIONAL CORPORATION          ELOY L. ELLIS



By By    /S/ MARK BEYCHOK              /S/  ELOY L. ELLIS
    ----------------------             -------------------
    Mark Beychok, President                 Eloy L. Ellis

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